Exhibit 10.5

NICC t:p[E:$: ) €tim � !f: * - f � 0 EJ ( � 1JD � 5t0 EJ ) CHINA JINGYE ENGINEERING CORPORATION LTD (SINGAPORE BRANCH) 21 Bukit batok Cresce n t , # 1 9 - 77 , WCEGA Tower Singapore 658065 Reg NO.T06FC6884E Tel:65 - 67666883 Fax:65 - 67666779 www.mccsingapore.com . sg OUR REF: CJYSB/RFS/LOA/CL/168 DATE: 21/03/2022 GARDEN BEAU PTE LTD 1 LIM CHU KANG LANE 6 Tel: 6793 7888 Fax: 6793 7308 Attention: Mr Steven Tay Dear Sirs, SUB - CONTRACT FOR DESIGN, SUPPLY, DELIVERY, INSTALLATION AND MAINTENANCE OF SOFTSCAPE WORKS WORKS (THE "SUB - CONTRACT WORKS") FOR THE CONTRACT NO . G - AI - CON - 326 PACKAGE C - PROPOSED DESIGN , EXECUTION AND COMPLETION OF RAINFOREST PARK SOUTH COMPRISING THEMED ANIMAL HABITATS WITH ADVENTURE AND PLAY ELEMENTS, 1 - STOREY WILDLIFE REHABILITATION CENTRE, 1 - STOREY FOOD AND BEVERAGE (F&B) BUILDING, AVIARY,CAMPING FACILITIES, ELEVATEDWALKWAYAND ANCILLARY FACILITIES ON LOT 01891 M MK 14 AT MANDAI LAKE ROAD (THE "MAIN CONTRACT WORKS") LETTER OF ACCEPTANCE ("LOA") 1. AWARD 2. We (hereinafter referred to as the "Main Contractor") refer to the above captioned and are pleased to award the sub - contract for DESIGN, SUPPLY, DELIVERY, INSTALLATION AND MAINTENANCE OF SOFTSCAPE WORKS (the "Sub - Contract " ) to you (hereinafter referred to as the "Sub - Contractor") on the terms and conditions as stated hereinafter . 2.0 SUB - CONTRACT SUM 2 . 1 . 1 T he Sub - Contract Sum shall be a fixed lump sum amoun t of SINGAPORE DOL L ARS : S IX MILLION THREE HUNDRED THIRTY THREE THOUSAND EIGHT HUNDRED FIFTEEN AND CENTS SIXTY TWO Only ( $ 6 , 333 , 815 . 62 ) and the breakdown of the lump sum to facilitate progress payments is as per the attached Schedule of Works in Schedule A . The lump sum shall be firm and fixed for the duration of the project and Sub - Contract period, including any extensions of time thereto . The Sub - Contract Sum is exclusive of Goods and Services Tax (GST) . AL 2 . 2 No adjustment to the Sub - Contract Sum will be allowed for any fluctuations in the cost of labour, materials, equipment and/or services , taxes (except GST), interest, levies, etc . that may occur for the duration of the project and the Sub - Contract period or any extensions of time thereto . 4 .. lHll,' � • ' 4 c 2.3 The Sub - Contractor shall be deemed to be inclusive of any and all additional e .I e m :; e i ancillary works and any other works or items not specifically included or describe y . P! - '"' f: I II , n.O

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

Schedule of Works which are either contingently or indispensably necessary due to the nature of the Sub-Contract Works, the site location, the access and working area and other matters and constraints all as specified, shown or inferred from the specifications, drawings and the Sub-Contract Documents in order to bring to completion of the Sub-Contract Works.

3.0 SCOPE OF SUB-CONTRACT WORKS

3.1 The Sub-Contract Works shall include but is not limited to the works set out in the Sub-Contract Scope of Works and Responsibilities Matrix attached at **Schedule B**.

3.2 To facilitate the execution of the Sub-Contract Works, the Main Contractor's obligations are as follows:-

3.2.1 to make available and accessible to the Sub-Contractor, the site of the Sub-Contract (the "Site") for the delivery of the Sub-Contractor's materials.

3.2.2 to arrange and allocate storage space on the Site to the Sub-Contractor for its storage of materials on availability basis. However, if due to site constraints and/or other construction activities on the Site renders the Main Contractor unable to arrange and allocate storage space to the Sub-Contractor on the Site, the Sub-Contractor shall procure his own storage outside the Site for the temporary storage of his materials at its own costs. It is the Sub-Contractor's obligation to co-ordinate with the Main Contractor and/or the other sub-contractors of the Main Contractor and/or other contractors of the Employer on the installation programme and interfacing of works by all contractors and to arrange his own material delivery schedule to meet the completion of the works of the Sub-Contract and the Main Contract.

4.0 SUB-CONTRACT DOCUMENTS

4.1 The following documents shall form an integral part of the Sub-Contract ("the Sub-Contract Documents")

4.1.1 This Letter of Acceptance Ref: CJYSB/RFS/LOA/CL/168 dated 21/03/2022.

4.1.2 List of Correspondence

4.1.3 Sub-Contract Schedule of Works (**Schedule A**)

4.1.4 Sub-Contract Scope of Works and Responsibilities Matrix (**Schedule B**)

4.1.5 Master Programme submitted by the Main Contractor under the Main Contract and Sub-Contract Programme (**Schedule C**)

4.1.6 Document titled "Liquidated Damages" (**Schedule D**)

4.1.7 List of Drawings (**Schedule E**) and all the drawings listed herein as may be amended or modified from time to time

4.1.8 Specifications (**Schedule F**)

4.1.9 The Public Sector Standard Conditions of Contract for Design and Build 2014 (6th Edition July 2014) and its appendix and/or amendment (if any) made to Public

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� Pa g e 3 o f 21 OUR REF : C J YSB/RFS/LOA/CL/168 DA T E: 2 1 /03/2022 Sector Standard Conditions of Contract for Design and Build ( 6 th Edition July 2014 ) as set out in the Main Contract for Sub - contractor to observe and comply with the relevant obligations under the Sub - Contract (Schedule G) . The document (except the modification and amendment made to the Conditions of Contract) is a copyrighted material ; the article is available for purchase from the BCA at your own expense . 10. Safety Regulations and Administration Charges (Schedule H) 11. Specimen for Undertaking for Restriction of Employment of Foreign Workers (Schedule I) 12. Specimen for Indemnities and Warranties (Schedule J). 13. Particular Conditions of Main Contract (Schedule K) [If any] 14. General Conditions and Preliminaries related to this Sub - Contract (Schedule L) [If any] 15. Specimen fo r Performance Bond ( S c h e d u le M ) [If any] 16. Specimen for Advance Payment Bond (Schedule N) [If any] 2. For the avoidance of doubt, all words or phrases in this LOA shall have the same meaning and intent as described or defined in the Conditions of Main Contract . The Sub - Contractor hereby confirms that the Sub - Contract Documents are sufficient to enable it to perform the Sub - Contract Works . In the event of any conflict, discrepancy or inconsistency between the Conditions of Main Contract and this LOA, the terms of this LOA shall prevail . 3. Subject to the foregoing , the Sub - Contract Documents are to be taken as mutually explanatory of one another and the contra proferentum rule shall not apply . In the event of any conflict, discrepancy or inconsistency between the terms and conditions in this LOA and other Sub - Contract Documents or between any of these documents, the Sub Contractor shall immediately give notice in writing to the Main Contractor and the Main Contractor shall thereafter determine, at our sole discretion, which document shall prevail and take precedence and issue instructions thereto . 1. EXECUTION OF SUB - C O NTRACT WORKS 2. The Sub - Contractor shall design (if applicable), execute, complete and maintain the Sub Contract Works in accordance with the Sub - Contract Documents to the reasonable sa ti s f ac ti o n o f th e M a in C on tr ac t o r an d /o r th e consu lt a nt s o f th e M a in C o ntr ac t o r o r th e Employer (the "Consultants"), and in conformity with all the reasonable directions and requirements of the Main Contractor and/or the Consultants including all reasonable rules of the Main Contractor (wherever applicable) for the time being regulating the due execution of the Main Contract . 3. In the absence of any express provisions to the contrary, the Sub - Contractor shall design (if applicable) , execute , complete and maintain the Sub - Contract Works according to the requirements and specifications of the Main Contract (which are incorporated by reference) and shall ensure that no breach shall occur in any of the Main Contractor ' s obligations under the Main Contract arising out of or in connection with the Sub - Cont r act Works including but not limited to the provisions in t he Main Contract as t o giving of notic � - i ' ,, 0 Main Contractor for any instruction or direction of the Consultants relating to ' � · ::. Contract Works or otherwise affecting his financial position unde r the Mai n C ontrac \ 01 : JE / • f. 11 ,n(f l")

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

5.3 Extent of Sub-Contract Works

5.3.1 Variation Order

(a) The Main Contractor may at any time during the Sub-Contract period including any extension granted, instruct the Sub-Contractor in writing to carry out variations to the Sub-Contract Works (referred hereinafter as "Variation Order" or "VO") and no such instruction for Variation Oder or VO from the Main Contractor will vitiate this contract.

If the Sub-Contractor considers that any instruction from the Main Contractor constitutes a variation under the Sub-Contract and would increase the contract price or affect the Date of Completion, the Sub-Contractor must, before carrying out the instruction, notify the Main Contractor in writing within seven (7) days of receipt of the instruction from the Main Contractor, of the considered cost effect of such instruction and amount of time by which the Date of Completion will be delayed or advanced as a result of such instruction. In the event that the Sub-Contractor fails to notify the Main Contractor in writing of the cost effect and/or effect on the Completion Date before carrying out the instruction, the Sub-Contractor shall not be entitled to and is deemed to have waived any claim for additional payment and/or extension of time in respect of the instruction without prejudice to the Main Contractor's right to recover any cost savings from the Sub-Contractor.

(b) Subject to clause 5.3.2, all variations authorized by the Main Contractor shall be measured and valued by the Main Contractor in accordance with one or a combination of the following methods of valuation in descending order of priority: (i) on the basis of the Sub-Contractor's prices or rates in any schedule of rate for the execution of any similar work in the Sub-Contract; (ii) in the event of no similar work then valued at analogous Sub-Contractor's prices or rates in any schedule of rate; (iii) if none of the foregoing method is applicable, valuation shall be based on a fair and reasonable basis and such value shall be added to or deducted from the Sub-Contract Sum as the case may be. No work shall be valued on a day work basis. Provided always that if any item of work shown in Schedule A is totally omitted from the Sub-Contract, the Main Contractor may use the price provided in the said schedule to value the omission of such item of work.

(c) Notwithstanding the measurement and valuation of the variation(s) are ongoing, the Subcontractor is obliged to proceed with the work upon receipt of the Main contractor's instructions so as not to jeopardise the site progress.

(d) The Sub-Contractor shall submit its claim for any variation to the Main Contractor through its payment claim as set out in clause 6.2 within 60 days from the date that particular variation was carried out by the Sub-Contractor. Such submission shall be accompanied by supporting documents including but not limited to photographs that have all been verified in writing by the Main Contractor's Project Manager. If the Sub-Contractor does not comply with its obligations herein, its claim for variation shall be deemed invalid and it is in the Main Contractor's sole discretion whether or not to certify such claim in its payment response as set out in clause 6.3. For the avoidance of doubt, any submission for any variation in the Sub-Contractor's payment claim remains subject to the Main Contractor's assessment, and the Main Contractor's Project Manager has no authorisation to determine the value of the variation done.

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Page 5 of 21 � OUR REF: CJYSB/RFS/LOA/CL/168 DATE : 2 1 /03/2022 5.3.2 Alteration in extent of Contract Works (a) The Main Contractor reserves the right to omit the whole or any part of the Sub - Contract Works for any reason whatsoever and to have such whole or any part carried out by the Main Contractor or the Main Contractor's other sub - contractors or representatives . In the event of the Main Contractor exercising this right , the Sub - Contract Sum shall be redu c e d by th e am o unt which represents the value of the work omitted . (b) Any alteration in the extent of the Sub - Contract Works shall be subject to an adjustment of the Sub - Contract Sum only as provided for in the Sub Contract Documents and the Sub - Contractor shall have no further claim whatsoever (including but not limited to any claim for loss of profit and/or damages) against the Main Contractor for any other payment or compensation in any respect . 1. PAYMENT Progress payment claims from the Date of Commencement t i ll the date o f issue of Certificate of Substantial Completion under the Main Contract shall be made by the Sub Contractor and evaluated by the Main Contractor in the following manner . Within 14 days of issue of the Final Completion Certificate under the Main Contractor, the Sub - Contractor shall submit his final payment claim to the Main Contractor together with full substantiation and supporting documents . Within 21 days after final payment claim is served on the Main Contractor , the Main Contractor shall respond to the claim by providing, or cause to be provided, a Sub - Contract Final Account which is deemed to be a payment response and the Sub - Contractor shall be entitled to payment of the response amount on the date or within the period as provided in clause 6 . 4 below . 1. Terms of Progress Payment 1. Progressive Payments payable monthly are based on the cumulative valuation of Sub - Contract Works properly executed by the Sub - Contractor excluding any goods or materials delivered to the Site and certification by the Main Contractor's Senior Project Manager/Project Manager in charge of the Sub - Contract . In valuing the works, the Main Contractor is entitled to reduce such value or make a deduction from such value on account of defective or om i tted work and permitted deductions under the Sub - Contract . 2. Th e S ub - C ontra c t or shall be paid an advance payment o f SINGAPORE DOLLARS : Only ( $ 0 . 00 ) upon ou r r eceip t o f the following : - 1. A conforming advance payment bond in the form of a Banker ' s Guarantee issued by a licensed bank having a place of business in Singapore and approved by us ; which shall be in accordance with the specimen attached as Schedule N without deviat i ons and/or amendments to the wordings and/or format of the said specimen . 2. Withou t prejudice to our righ t to reply on the advance payment bond , the advance payment sum shall be repaid to us through 50 % of certified monthly progress payment deduction under the Sub - Contract . S h deductions shall be made progressively against the net balance pay ' . ' . , ' \ us certified i n each interim certificate for the work done by you , '"' ii j h � i whole of t he advance paymen t sum has been fully r epaid . \ . c: - 8 ./ IJI ,11.c:)"'I

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

6.2 Progress Payment Claims

All progress payment applications from the Sub-Contractor shall be considered as Payment Claims under the Building and Construction Industry Security of Payment Act 2004 ("the Act") and comply with the following terms: -

6.2.1 The claimed amount shall be valued based on the works of the Sub-Contract properly executed on the Site in the previous month and adequately substantiated.

6.2.2 The progress payment application shall be served on the Main Contractor's Senior Project Manager/Project Manager in charge of the Sub-Contract with a copy extended to the Main Contractor's Quantity Surveyor ("QS") on the 25th day of every month for the work carried out and/or to be carried during the period between the first day and the last day of the relevant calendar month.

6.2.3 The progress payment application shall comply with the requirements of the Act and the Regulations made under the Act.

6.2.4 To assist the Main Contractor in preparing its claims under the Main Contract, the Sub-Contractor shall provide to the Main Contractor's QS on the last day of each month, a statement with adequate details and supporting documents that clearly identify the works properly executed in the month for which the progress payment is applied for. For avoidance of doubt, this statement shall not constitute a Payment Claim under the Act.

6.2.5 In the event that the Sub-Contractor fails to submit his statement under Clause 6.2.4 above, the Main Contractor shall not be responsible for its omission or failure to include the Sub-Contractor's claim in the Main Contractor's Payment Claim under the Main Contract.

6.3 Payment Responses

A Payment Response:-

6.3.1 Shall be served on the Sub-Contractor within twenty one (21) calendar days after the receipt of the Payment Claim save that in the event that the Sub-Contractor serves its Payment Claim earlier that the period provided under Clause 6.2.2, the Main Contractor shall not be required to issue the Payment Response earlier than the case if the Sub-Contractor had served its Payment Claim in accordance with Clause 6.2.2.

6.3.2 Shall state the response amount that the Main Contractor intends to pay to the Sub-Contractor in relation to the Payment Claim;

6.3.3 Shall state the reasons if the amount in the Payment Response is less than the corresponding amount in the Payment Claim; and

6.3.4 Shall comply with the requirements of the Act and the Regulations.

6.3.5 If the payment response is not expressly disputed by the Sub-Contractor in writing before submission of a tax invoice or within 3 working days after receipt of the payment response whichever is the earlier, the Sub-Contractor is deemed to have irrevocably accepted the payment response and the response amount.

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OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

6.4 Due Date for Payment

If the Sub-Contractor is a taxable person under the Goods and Services Act (Cap 117A), the Sub-Contractor shall submit his tax invoice to the Main Contractor and the progress payment of the response amount shall become due and payable upon expiry of 35 days after submission of the tax invoice. All invoices shall be delivered by hand to and acknowledged by the Main Contractor's QS.

In any other case, the progress payment of the response amount shall become due and payable upon expiry of 35 days after the issue of the payment response.

6.5 Retention

The Progress payments are subject to a reduction of 10% of the value of works properly executed ("retention sum").

6.6 Limit of Retention Sum

The limit of the retention sum shall be 5% of the Sub-Contract Sum and the value of all ascertained variation works.

6.7 Release of Retention Sum

Upon issuance of the Certificate of Substantial Completion of the Main Contract Works, the first moiety of the Retention Sum shall be released to the Sub-Contractor upon satisfactory completion of the Sub-Contract Works and compliance with the following pre-requisites:

(1) Submission of all jointly executed deeds of indemnities and warranties stipulated in the Sub-Contract;

(2) Submission of the requisite number of sets of certified "as-constructed" or "as-built" drawings;

(3) Submission and approval of all maintenance operating manuals and associates technical data and drawings necessary for the efficient operation and maintenance of all installations. Such information shall be prepared and produced in conjunction with you and shall include, but not be limited to, the following data:-

   (i) names of suppliers and manufacturers together with address and telephone number
   (ii) a general description of all systems and installations with a separate description for each system and installation
   (iii) equipment details
   (iv) maintenance requirements

(4) Submission of all indemnities and warranties, manuals, schematic drawings, operation instructions, service guide, manufacturer's document and other similar information in respect of the construction, installation, operation maintenance, repair and servicing of any common property or limited common property indemnities and warranties information.

(5) The Sub-Contract shall refer to the specific requirements for the document identified in (1) to (4) above, as described elsewhere in the Sub-Contract Documents and also as directed by the SO / SO representative(s) in respect of the form and content of the

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OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

documents to be submitted. Unless otherwise specified, 5 sets of such documents are to be supplied by you.

The remaining unpaid balance of the Retention Sum shall be released at the expiry of the Main Contract Defect Liability Period for the last completed phase of the Main Contract Works or after the issuance of the Main Contract Maintenance Certificate for the whole of the Main Contract Works, whichever is the later.

6.8 Defect Liability Period

The Defect Liability Period (DLP) shall be eighteen (18) months from the date of issuance of the Certificate of Substantial Completion by the Superintending Officer (SO) of the captioned project. Notwithstanding the works are to be completed in phases and/or stages, there is only one Certificate of Substantial Completion to be issued by the SO whereby the DLP for all phases and/or stages of the Works shall commence upon completion of the last phase or stage and expire concurrently with the DLP period for the Whole of the Works. Likewise, this applies to the provision of DLP under the Sub-Contract.

For the avoidance of doubt, during such period we may at any time give you instructions to make good at your own expense any defects, omissions or other defaults which maybe or become apparent in your Sub-Contract Works.

In the event that you fail to carry out the instruction under the sub-clause hereof within seven (7) days from the date of the instruction, we reserve our rights to take such steps to remedy the defects, omissions or defaults and deduct all such costs incurred from payments due or to be become due to the Sub-Contractor or recover such costs as debt from the Sub-Contractor.

7.0 PERFORMANCE BOND

The Sub-Contractor shall furnish the Main Contractor with an on-demand Performance Bond from an insurance company/approved bank approved by the Main Contractor in a sum of SIXTY THREE THOUSAND THREE HUNDRED THIRTY EIGHT AND CENTS SIXTEEN **Only ($ 63,338.16)** or equal to **ten percent(10%)** of the Sub-Contract Sum by way of a deposit or security for the due performance and observance by the Sub-Contractor of all stipulations, conditions and agreements herein contained. The Performance Bond furnished under this Clause shall be released or paid as the case may be to the Sub-Contractor at the end of the Defect Liability Period or when all shrinkages, defects and other faults in the Sub-Contract Works which the Contractor shall be liable to make good under the Main Contract shall be made good by the Sub-Contractor in accordance with the Sub-Contract whichever is the later. The submission shall be made in accordance with the Main Contract's requirement and specimen as attached hereto. (**Schedule M**).

8.0 PROGRAMME

8.1 The Sub-Contractor shall carry out the Sub-Contract Works with due diligence and expedition and complete the Sub-Contract Works and each section thereof without delay and within the period(s) as set out and stipulated in the Main Contract Master Programme or any revisions thereto.

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� Page 9 of 21 OUR REF : CJYSB/RFS/LOA/CL/168 DATE : 21/03/2022 2. The programme for the Sub - Contract Works shall be in accordance with the Master Programme or any revisions thereto . A copy of the Master Programme is attached at Schedule C hereto . 3. The Sub - Contractor is to note that under the Master Programme, the dates of commencement and completion of the Sub - Contract Works are as follows : - Date of Commencement: 21 / 03 / 2022 Date of Completion : 01/03/2024 Within 14 days of acceptance of this Letter of Acceptance, the Sub - Contractor shall submit to the Main Contractor a Sub - Contract works programme for approval by the Main Contractor . Any approval of such programme or revised programme shall not affect the contractual obligations of the Sub - Contractor to complete the Sub - Contract Works on time by 01 / 03 / 2024 nor should it be construed as a grant of any extension of time . 4. The Sub - Contractor shall commence the Sub - Contract Works immediately after receipt of our instruction to proceed . 5. The Sub - Contractor shall liaise and co - ordinate with the Main Contractor's Senior Project Manager/ Project Manager the schedule and sequencing of the Sub - Contractor work . 1. DELAY/EXTENSIONS OF TIME 2. The Sub - Contract completion date(s) as stipulated in clause 8 above may be extended by the Main Contractor if the delay in completion is caused by any of the event or reason or act of prevention of the Main Contractor as stipulated in the Conditions of the Sub - Contract subject to compliance by the Sub - Contractor with clause 9 . 2 below . 3. It shall be a condition precedent to an extension of time by the Main Contractor that the Sub - Contractor shall within 14 days notify the Main Contractor in writing of any event which he considers entitles him to an extension of time together with sufficient particulars on the cause, effect, duration of delay to the completion of the Sub - Contract Works together with a time impact analysis in full compliance with the requirements set out in the Conditions of the Main Contract/Sub - Contract . 4. If after receipt of such written notice as stipulated in clause 9 . 2 above and the event in respect of which an extension of time is claimed by the Sub - Contractor h as ceased to operate and the has sufficient information to form an, opinion that the completion of the Sub - Contract Works is likely to be or has been delayed beyond the period(s) stipulated in th e M a st e r Progr a mme or a ny r e visions th e r e to, for any e vent o r reason as set out in the Conditions of the Sub - Contract and such delay was not caused by the default on the part of the Sub - Contractor despite taking of all reasonable steps to avoid or reduce the delay, then the Main Contractor may grant a fair and reasonable extension of time to the Sub Contractor for completion of the Sub - Contract Works . 5. In the event the Sub - Contractor fails to complete the Sub - Contract Wo r ks by the Date of Completion stipulated in this Sub - Contract or any extended periods as may be granted under the provisions of th i s clause , the Sub - Contractor shall pay t he Main Contractor the sum stipulated as liquidated damages in S chedule D hereto for each day the Sub - Contract Wo r ks remains incomplete (without prejudice to the Main Contractor ' s any other right or remedy to elect to claim general damages against the Sub - Contractor in respect of ,,, - ' • , ; or damage suffered by the Main Contractor under clause 9 . 5 below), provided that ecsa I " l iquidated damages shall not be applicable in respect of any delay in completion of Ji/ 1 Stl / + • IJJ ,11(f l � ·

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

Contract Works solely caused by or arising out of or consequent upon any delay by the Main Contractor or other sub-contractors.

9.5 The Main Contractor may, without prejudice to any other method of recovery, deduct or set off such damages from any monies due or would be due to the Sub-Contractor under the Sub-Contract.

9.6 The payment by the Sub-Contractor or deduction/set-off by the Main Contractor of such damages shall not relieve the Sub-Contractor from its obligations to complete the Sub-Contract Works or from any of its other duties, obligations or responsibilities under the Sub-Contract.

10.0 SET OFF BY THE CONTRACTOR

10.1 The Sub-Contractor hereby agrees that the Main Contractor shall (without prejudice to any of Main Contractor's other rights and remedies against the Sub-Contractor) be entitled to set off from monies due to the Sub-Contractor from the Main Contractor, including any retention sums, by the following:

(a) Any monies due or might become due from the Sub-Contractor to the Main Contractor; and

(b) Any loss, damage, cost or expense which the Main Contractor has suffered or incurred or may suffer or incur as a result of or in connection with the breach or default of the Sub-Contractor.

10.2 If subsequently it is determined that any amount set off pursuant to this clause exceeds the actual amount due from the Sub-Contractor to the Main Contractor, the Main Contractor shall (subject to any other rights of set-off or deduction) pay the Sub-Contractor the balance of such excess and the Sub-Contractor is not allowed to claim any damage arising out of or in connection with the said set-off.

11.0 ORDERING MATERIALS/ EQUIPMENT

11.1 Within 14 days of issue of the LOA, the Sub-Contractor shall prepare and submit a list of major materials, goods and equipment which are required to be ordered from overseas as for the general checking by the SO/ SO representative(s) before the placing of the materials, goods and equipment in order to avoid any error which may unnecessarily delay the completion of the Sub-Contract and/or Main Contract Works.

12.0 INSURANCE

12.1 Without affecting or altering the Sub-Contractor's liability to the Main Contractor, the Sub-Contractor is to note that the Insurance Policies for Contractor's All Risks and Third Party Liability are taken up by the Buyer. Copies of the said insurance are available for viewing in our office upon request.

12.2 The Sub-Contractor shall take up Work Injury Compensation and any additional insurance coverage in respect of the risk and liability shall take up injury Compensation and stipulated under the Conditions of Sub-Contract including any exclusions and excesses payable under the aforementioned policies at his own cost and expense.

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OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

13.0 SITE MATTERS

13.1 Site Entry / Access

The

The Sub-Contractor is responsible for and is required to liaise with the Main Contractor's Senior Project Manager/ Project Manager for entry or access to the site. The Sub-Contractor shall respond to the Senior Project Manager/Project Manager's instruction to commence work on site within 24 hours from the instruction, verbal or written.

13.2 Site Staff

The Sub-Contractor shall submit a site organization chart to the Main Contractor for approval. The Sub-Contractor shall appoint a competent and qualified person as its key representative during the entire duration of the Sub-Contract works. The key representative shall be employed full-time on site to liaise closely with the Main Contractor to ensure the smooth progress of the works. The Sub-Contractor shall keep the Main Contractor informed in writing of any change of the appointed staff(s) and furnish revised site organization chart(s) as and when such changes arise.

13.3 Site Meetings and Safety Meetings

Regular site meetings and safety meetings will be held at the site office for the purpose of monitoring and co-ordination of the Sub-Contract Works. If requested, the Sub-Contractor shall be represented by senior management well versed with the Sub-Contract and who can make decisions on behalf of the Sub-Contractor.

In the event that the Sub-Contractor fails to attend such meeting(s) without prior consent of the Main Contractor, an administration charge of minimum S$300 per meeting shall be set-off or deducted from any amount due from the Main Contractor to the Sub-Contractor in the monthly progress payment.

13.4 Site Visits

You have confirmed that you have visited the Project Site and are fully aware and understand all the existing site conditions and constraints of the Project Site and have allowed for all necessary provisions in the Sub-Contract Sum.

You have also confirmed that there shall be no claims by you for additional payment on the ground of any misunderstandings or misinterpretation in respect of any such matter nor shall you be released from any risks or obligations imposed on or undertaken by you under the Sub-Contract or on the ground that you did not or could not foresee any matter which might affect or have affected the execution of the Works.

13.5 Removal of Rubbish

The Sub-Contractor is responsible for and is required to effect and maintain proper housekeeping measures and to keep the work areas clean and tidy and to dispose all rubbish in refuse chutes and metal rubbish bins as per the instruction of the Main Contractor, failing which the Main Contractor may do so and/or instruct other sub-contractors to do so on behalf of the Sub-Contractor and deduct the costs from payments otherwise due to the Sub-Contractor.

13.6 Safety and Security on Site

13.6.1 The Sub-Contractor shall ensure that its workers comply with the site safety rules and regulations and carry out their work in a safe practice or procedure. Workers

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"' Page 12 of21 OUR REF: CJYSB/RFS/LOA/CL/168 D A TE : 2 1 /03/2022 are advised to carry with them the SOC passes issued by the Singapore's Ministry of Manpower . 2. The security rules and regulations shall be fully complied with by the Sub - Contractor . You agree that the charges to be imposed for non - compliance with security rules which are attached herein are reasonable and not penalties . 3. The Sub - Contractor shall appoint a Safety Supervisor approved by relevant authorities to attend the regular safety committee meeting at the site office . 4. In the event that the Sub - Contracto r fails to adhere to the safety requirements as set out i n the Main ContracUSub - Contract, an administration charge shall be set - off or deducted from any amount due from the Main Contractor to the Sub - Contractor in the monthly progress payment . The details of the safety regulations and administrative charges to be imposed shall be as stated in Schedule H . 5. The Sub - Contractor is required to report all incidents/accidents to the Safety Department of the Main Contractor immediat e ly upon their occurrence . The Sub Contractor shall submit a detail e d accid e nt r e port via the iR e port System for every r eportable accident as required by the Safety Department of the Ma i n Contractor . 6. You shall observe and comply with the Workplace Safety and Health Act 2007 and all r egula t ions m ade u nde r t he sa i d Act . 7. Workers' Accommodation Due to site constraints, no worker's quarters are allowed at the Site. The Sub - Contractor is required to provide its own workers ' quarters outside the Site at its own expense. 8. Work Injury Matters 1. If iReport Reportable Incident is filed with the Ministry of Manpower in respect of death or personal injury suffered by any of the Sub - Contractor's workmen or employees or any workmen or employees of its Sub - Contractor of any tier arising from or in connection with the performance of the Sub - Contract works which death or injury is caused or contributed by the negligence or default of the Sub - Contractor or the failure by the Sub - Contractor to comply with any workplace safety and health rules , regulations, laws and/or the Sub - Contract obligations, the Sub - Contractor shall be liable to pay to the Main Contractor a sum of between S $ 1 0 , 000 . 00 and S $ 25 , 000 . 00 for every notice of accident filed in respect of each workplace safety and health violation by the Sub - Contractor . The final sum payable by the Sub Contractor shall be determined at the sole discretion of the Main Contracto r depending on t he sever i ty and consequences o f t he v i ola ti ons wh i c h sum sha ll be deducted from the interim progress payments payable by the Main Contractor to the Sub - Contractor . 2. If the Sub - Contractor fails or neglects to give written notice of accident of its workmen or employees, or any workmen or employees of its Sub - Contractor of any tier to the Main Contractor promptly within the time and in the manner as prescribed by the Workmen Injury Compensation Regulations for any reason whatsoever, the Sub - Contractor shall fully indemnity and keep the Main Contractor harmless against any claims or legal proceedings by the Sub - Contractor ' s workmen o r employees, or the workmen or employees of its Sub - Contractor of any tier in the event that the Work Injury Compensation insurer of the Main Contractor repudiates liabili t : 6 the relevant policy .

� Page 13 of21 OUR REF : CJYSB/RFS/LOA/CL/168 DATE : 21/03/2022 1. COMPLIANCE WITH SPECIFICATION, DRAWINGS AND CONTRACT REQUIREMENT 2. Notwithstanding any information and technical particulars submitted by the Sub - Contractor , all materials , goods and workmanship comprised in the Sub - Contract Works shall comply with t he specifications and drawing s and the S ub - Con t ract Doc um en ts and relevan t standards and codes of practice unless otherwise agreed in writing by the Superintending Officer . The Sub - Contractor shall be held fully responsible for any quality problems of the works . 1. TERMINATION 2. If for any reason, the Ma i n Contractor ' s employment under the Main Contract is determined , then the employment of the Sub - Contractor under this Sub - Contract shall thereupon also be determined and the Sub - Contractor shall be paid 1. The value of the Sub - Contract Works completed as the date of such determination ; 2. The value of work begun but not completed at the date of such determination; and 3. The value of any unfixed goods and materials delivered to site. 3. If the Sub - Contractor shall commit an act of bankruptcy or become bankrupt or insolvent or enter into any agreement of composition with its creditors, or if being company, a winding up order is made or if a receiver or manager of the Sub - Contractor ' s undertaking is appointed or possession taken or execution levied by creditors or debenture holders or under a floating charge or if a judicial manager is appointed, or if the Sub - Contractor shall assign or sublet any part of the Sub - Contract without prior written consent of the Main Contractor or if the Sub - Contractor 1. abandons the Sub - Contract Works; or 15 . 2.2 suspends the progress of the Sub - Contract Works for seven (7) days without the consent of the Main Contractor; or 3. is in the opinion of the Main Contractor, not exercIsIng diligence and due expedition or proceeding with the Sub - Contract Works or any part thereof at such rate of progress as will not enable the Sub - C ontract Works to be completed in due time ; or 4. fails to remove materials from the site or to pull down and replace or remedy any defects in th e Sub - Contract works for seven (7) days after r eceiving from th e Main Contractor written notice that the said materials or Sub - Contract works have been condemned or rejected by the Main Contractor or Consultant under this clause ; or 5. is not, in the opinion of the Main Contractor or the Consultant, executing the Sub Contract works in accordance with the Sub - Contract or the Sub - Contractor has neglected to carry out his obligations under the Sub - Contract ; or 6. fails or refuses, within 7 days from receipt of a wr itt en notice from the Main Contractor and/or the Consultant, to comply with the instructions of the Main Contractor, the SO/SO representative(s) and/or Employer ; or ....

Page 14 of21 OUR REF : CJYSB/RFS/LOA/CL/168 DA TE : 21/03/2022 15 . 2 . 7 fails after receipt of notice of dissatisfaction given by the Main Contractor or the Consultant any kind in respect of the Sub - Contract works to remedy the cause of such dissatisfaction within 7 days of such notice . Then the Main Contractor may without prejudice to any other rights or remedies after giving 7 days' notice in writing to the Sub - Contractor forthwith determine the employment of the Sub - Contractor under this Sub - Contractor or be at liberty at the absolute discretion of the Main Contractor to exercise its right to any of the following remedies : 15 . 2 . 8 15 . 2 . 9 perform such part of the Sub - Contract Works as the Main Contractor may determine to ensure the expeditious completion of the Sub - Contract Works and deduct all such costs incurred and 10 % thereon as administrative charges from payments due or to be become due to the Sub - Contractor and/or recover the sa m e from the Sub - Contrac t o r as a deb t . 15 . 3 In the event the employment of the Sub - Contractor is determined under clause 16 . 2 above, the Sub - Contractor shall be deemed to be in breach of the Sub - Contract and he is not entitled to and is deemed to have waived his right to submit a payment claim under the Act and the Main Contractor shall not be liable to pay the Sub - Contractor any progress payment or monies until after comple ti on of the Sub - Contract Works by the replacement Sub - Contractor . 1. LAWS AND REGULATIONS 2. The Sub - Contractor shall comply with all applicable laws, statutes, rules , regulations, guidelines, orders, by - laws and codes of practices in relation to the Sub - Contract works . 3. Should the Sub - Contractor be in breach of this sub - clause , the Main Contractor shall be entitled to issue a notice requiring the Sub - Contractor to rectify the breach within one week . In the event that the Sub - Contractor fails to rectify the breach after one week from the date of the notice, the Main Contractor shall have the right, without prejudice to any of its other ri g ht s u n d e r th e Sub - C o nt rac t, t o t e rmin a t e th e S u b - C o ntr ac t . 1. ILLEGAL WORKERS 2. The Sub - Contractor shall not have in its service, employment management or control, persons who are prohibited immigrants within the meaning of the Immigration Act (Cap . 133 ), its subsidiary legislation and/or all enactment or re - enactment thereof and employ or engage persons who are illegal workers within the meaning of the Employment of Foreign Workers Act (Cap . 91 A), its subsidiary legislation and/or all enactment or re enactment thereof . supply such number of workers or materials, equipment or other facilities as the Main Contractor deems necessary for the completion of the Sub - Contract work, or any part thereof which the Sub - Contractor have failed to complete or perform after the aforesaid notice . All costs incurred by the Main Contractor in so performing the Sub - Contract Work, including reasonable overheads, profits and such other expenses and 10 % thereon as administrative charges, shall be deducted from any monies due or to b e come due to the Sub - Contractor and / or recover the same from the Sub - Contractor as a debt ; and/or • KU/ ,: 17 . 2 The Sub - Contractor shall provide the Main Contractor with a Letter of Undertaking ' . ' \ , form of the Specimen (Schedule I) that the Sub - Contractor will not employ any J 1 dgm 1 � o . C ::: workers to work on this Project. - + . , 1 " 1 " ' .f'

OUR REF: CJYSB/RFS/LOA/CL/168 D ATE : 2 1 /03/2022 3. The Sub - Contractor shall indemnify the Main Contractor against all loss of any nature whatsoever suffered by the Main Contractor, inc l uding but n o t limited to any imposition of fines, levies, fees, penalties, confiscation of goods , vehicles, machines or equipment, suspension of any licences and/or business or otherwise, as a result of any action taken against the Main Contractor by the authorities . The indemnity so provided herein shall extend to all legal actions taken against the Main Contractor by the Consultant and/or the Employer , as a result of the Main Contractor being unable to fulfill its contractual obligations to the Consultant and/or the Employer . In the event that the Sub - Contractor is found to have employed illegal workers in breach of this clause, the Main Contractor shall be entitled to withhold all monies due to the Sub - Contractor to account of any fines or penalties that may be imposed on the Main Contractor and the same shall be recoverable from the Sub - Contractor forthwith . 4. The Sub - Contractor shall submit together with each progress claim, an up - dated list of the names of all workers employed by the Sub - Contractor for the Sub - Contract works . The Main Contractor reserves the right to disregard and reject any progress claim if the progress claim is not accompanied by the said list of workers . 1. INDEMNITY 2. The S u b - Cont r ac t o r sha ll be liable fo r, a n d shall i ndemni t y th e Mai n C o ntr ac t o r aga in s t, a ny expense (including legal costs on an indemnity basis), liability , loss, claim, penalty, fine or proceedings whatsoever arising under any law, statute, rule, regulation, guideline , order, by - law or code of practices incurred or suffered by the Main Contractor and to the extent that the same is due to breach of duty, omission or default of the Sub - Contractor or any person for whom the Sub - Contractor is responsible in the course of carrying out the Sub Contract works . 3. For the avoidance of doubt, the aforesaid indemnity shall cover losses and damages suffered or incurred by the Main Contractor as a result of being debarred and/or potentially debarred by any ministry or statutory board or by any party, from : - a) tendering for future projects; and / or b) employing foreign workers; and / or c) engaging in any other activity which the Main Contractor would have been entitled to if due compliance of all applicable laws, statutes , rules, regulations, guidelines, orders , by - laws and codes of practices had been observed by the Sub - Contractor . 4. Th e S ub - C ont r ac t or ac k nowledges th a t th e l oss and damages su ff ered o r i ncu r red by th e Main Contractor as a result of the Sub - Contractor's non - compliance of the applicable laws, statutes, rules, regulations, guidelines, orders, by - laws and codes of practices is difficult to ascertain . Accordingly, the Sub - Contractor agrees to pay to the Main Contractor upon demand, as liquidated damages, the sum of S $ 2 , 500 for every such incident of non compliance, PROVIDED that where the actual loss and damages suffered is ascertained to be greater than S $ 2 , 500 , the Sub - Contractor agrees that it shall be liable for the full extent of such loss and damages suffered by the Main Contractor . 5. The Main Contractor may, without prejudice to any other method of recovery, deduct or set off such damages from any monies due or would be due to the Sub - Contractor under � • • ' · - � Page 15 of21 Contract. ! : 1 • - s - 'i � .. o � JE ,. f • Cfl ,11 � ' \

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

18.5 The payment by the Sub-Contractor or deduction/set-off by the Main Contractor of such damages shall not relieve the Sub-Contractor from its obligations to complete the Sub-Contract Works or from any of its other duties, obligations or responsibilities under the Sub-Contract.

18.6 If any provision herein is held by any court or other competent authority to be invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision and the remaining provisions herein ineffective to the extent of such invalidity, without invalidating the remainder of such provision and the remaining provisions herein.

19.0 MAN YEAR ENTITLEMENT

19.1 Rates and/or sum stated in **SCHEDULE A** (Sub-Contract Schedule of Works) shall deem to include high levy in lieu of no man-year entitlement (MYE) provision by the Main-Contractor.

20.0 SETTLEMENT OF DISPUTES, MEDIATION AND ARBITRATION

20.1 Both parties shall endeavour to resolve all disputes or differences arising out of or in connection with the Sub-Contract or under or out of or in connection with the Sub-Contract Works through negotiations. If negotiations fail, the parties shall refer their disputes or differences to mediation at the Singapore Mediation Centre in accordance with the Mediation Rules for the time being in force. For the avoidance of doubt, prior reference of the disputes or differences to mediation under this clause shall not be a condition precedent for its reference to arbitration by either party nor shall it affect either party's rights to refer the dispute to arbitration under clause 20.2 below.

20.2 Any disputes or differences which cannot be resolved in accordance with clause 20.1 above, arising out of or in connection with this Sub-Contract or the Sub-Contract Works, including any dispute as to the existence, validity or termination of this Sub-Contract, shall be referred to and finally resolved by arbitration by a sole arbitrator to be agreed between parties within 14 days of a notice of reference, failing which, to a person to be appointed as the sole arbitrator by the President of the Court of Arbitration of the Singapore International Arbitration Centre ("**SIAC**") upon application by either party. The place of arbitration shall be Singapore and the arbitration shall be governed by the Arbitration Act (Cap 10) as may be amended from time to time and shall be administered by SIAC in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

20.3 The Sub-Contractor shall agree, if required by the Main Contractor in writing to have any arbitration proceedings initiated pursuant to this clause consolidated and/or heard together with any other arbitration proceedings involving the Main Contractor and /to have these proceedings heard concurrently with any other arbitration proceedings involving the Main Contractor and/or any arbitration proceedings between the Employer and the Main Contractor. For the avoidance of doubt this clause shall serve as a consent on the part of the Sub-Contractor to confer power on the arbitral tribunal seized of proceedings involving the Main Contractor and/or the Employer to order consolidation of arbitration proceedings or concurrent proceedings within the meaning of section 26 Arbitration Act (Cap 10).

21.0 FINANCIAL ASSIGNMENT

21.1 The Sub-Contractor shall not assign the right to receive monies due under the Sub-Contract or any part thereof to any person without prior written consent of the Main

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OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

Contractor and no such assignment without consent, whether voluntary or otherwise, shall bind the Main Contractor.

22.0 CORRUPTION

22.1 We shall be entitled to determine your employment under this Sub-Contract, if you shall have offered or given or agreed to give to any person any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any action in relation to the obtaining or execution of this Sub-Contract with us, or of the like acts shall have been done by any person employed by you or acting on your behalf (whether with or without your knowledge), or if in relation to this Sub-Contract with us, you or any person employed by you or acting on your behalf shall have committed any offence under the Prevention of Corruption Acts, Chapter 241 or any re-enactments thereof.

23.0 DECLARATION AGAINST WAIVER

23.1 The condonation by the Employer, the SO / SO Representative(s) or us on any breach or breaches by you of any of the obligations and Conditions contained in the Sub-Contract Documents shall in no way stop the Employer, the SO / SO Representative(s) or us at any time thereafter from acting strictly in accordance with the Sub-Contract in respect of any other breach or breaches or prejudice or affect or be construed as a waiver of our rights, powers and remedies under the Sub-Contract in respect of any other breach as aforesaid.

24.0 GOVERNING LAW

24.1 This Sub-Contract shall be governed by and its terms construed in accordance with the laws of the Republic of Singapore.

25.0 SUB-LETTING OF SUB-CONTRACT WORKS

25.1 The Sub-Contract Works shall not be sub-contracted out or assigned to any other parties without our written consent. For the avoidance of doubt, you shall be responsible for the acts or defaults of any of your sub-contractors as if they were your own acts or defaults.

26.0 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

26.1 This Sub-Contract does not create or purport to create any right under the Contracts (Rights of Third Parties) Act 2001 or any subsequent amendment thereto, which is enforceable by any person or party who or which is not a party to this Sub-Contract. Any person or party who or which is not a party to this Contract shall have no right under such Act or subsequent amendment thereto, to enforce any of the terms and conditions therein.

27.0 CONFIDENTIALITY OF SUB-CONTRACT

27.1 The Sub-Contractor shall keep confidential all information (whether written or oral), which the Sub-Contractor has obtained or received as a result of any discussions with the Main Contractor and/or the Employer and/or the Consultants in connection with this Letter and/or the Project. The Sub-Contractor shall not disclose any information in whole or part to any third party without our prior written consent, save for information disclosed to its sub-contractors or agents involved in the Project on a "need to know" basis and in such an

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OUR REF : CJYSB/RFS/LOA/CL/168 D A T E : 2 1 /03/2022 event, the Sub - Contractor shall take all reasonable measures to ensure that such sub contractor's or agents and their respective employees endeavour to keep such information confidential . Page 18 of21 1. INDEMNITY AND WARRANTY 2. You shall submit all indemnities and warranties as listed in the Specification or elsewhere in the contract documents (if so required) and submission shall be made in accordance with the Main Contract's requirement and specimen . A list of indemnities and warranties including specimen is included therein (See Schedule J) . 1. INSTRUCTION TO PROCEED 2. This Letter of Acceptance shall be treated as the official 'Instruction to Proceed' . You shall commence immediately with the prepara ti on and submission of shop d r aw i ngs, including but not limited to concept drawings , preliminary design drawings and detailed design drawings in accordance with the Specifications and Requirements .

OUR REF: CJYSB/RFS/LOA/CL/168
DATE: 21/03/2022

Two copies of this letter are enclosed herewith. Kindly return the Duplicate copy duly signed and witnessed where indicated and retain the Original copy for your own record. This Letter of Acceptance together with the documents listed as the Sub-Contract Documents shall constitute a legal and binding contract between us.

Yours faithfully,

CHINA JINGYE ENGINEERING CORPORATION LTD (SINGAPORE BRANCH)

TAN ZHI YONG
CHIEF EXECUTIVE OFFICER

Attachments

CORRESPONDENCE	[-]	List of Correspondence
SCHEDULE A	[-]	Sub-Contract Schedule of Works
SCHEDULE B	[-]	Sub-Contract Scope of Works and Responsibilities Matrix
SCHEDULE C	[-]	Master Programme / Sub-Contract Programme
SCHEDULE D	[-]	Liquidated Damages
SCHEDULE E	[-]	List of Drawings
SCHEDULE F	[-]	Specifications
SCHEDULE G	[-]	Public Sector Standard Conditions of Contract for Design and Build 2014 (6th Edition July 2014) and its appendix and/or amendment (if any) made to PSSCOC for D&B (6th Edition July 2014) as set out in the Main Contract for Sub-contractor to observe and comply with the relevant obligations under the Sub-Contract (**Schedule G**). The document (except the modification and amendment made to the Conditions of Contract) is a copyrighted material; the article is available for purchase from the BCA at your own expense.
SCHEDULE H	[-]	Safety Regulations and Administration Charges
SCHEDULE I	[-]	Specimen for Undertaking for Restriction of Employment of Foreign Workers
SCHEDULE J	[-]	Specimen for Indemnities and Warranties.
SCHEDULE K	[-]	Particular Conditions of Main Contract (If any)
SCHEDULE L	[N/A]	General Conditions and Preliminaries related to this Sub-Contract (If any)
SCHEDULE M	[-]	Specimen for Performance Bond (if any)

Page 19 of 21

... Page 20 of21 OUR RE F : CJYSB/RFS/LOA/CL/168 DATE : 2 1 /03/2022 SCHEDULE N [N/A] Specimen for Advance Payment Bond (if any)

OUR REF: CJYSB/RFS/LOA/CL/168 DATE : 21/03/2022 ACKNOWLEDGEMENT The undersigned acknowledge receipt of the above letter Ref : CJYSB / RFS / LOA/CL/ 168 dated 21 / 03 / 2022 , a copy has been retained and hereby confirms that the terms and cond i tions herein a r e accepted and agreed to . Page 21 of21 Sub - Contract@r Sign a tu re Sf (JVC,(v T � .. . . . .. . F . . i / ) . . ! ' . i . r . e . . d .. . . . D . . . D ..... . . . . . Name of Signatory/Designation 1l ... J � . . J � . 0. - - � 1,rq·rt>t; Address Witness of Sub - Contractor s . . : . · .. I g � n ................. . : A : - fa � ........ f . r I � \ / . \ - ' .·... .. .... . . . ... . .. .. Name of Signatory/Designation . ? . 1 .. . J. . 0 . : - 1 � .. J.. �� (j 15Cf(ot;' Address · 2, I o3/ ' 20 i, - z_, Date C a . m . . . p , . a . . . . .. a,, .. . � .. . ...... .. .... . . : . � I_/ . ?.?,./._Y.:? . �� .... Date � _o". 6> � C, y C * � ...... ............. . 0 .L 1 . . '?y .. ... .. ... Company Stamp